EXHIBIT 99.1

Oxford Announces Fiscal 2017 Second Quarter Results

-- Strong Performance at Tommy Bahama Continues--
--Lilly Pulitzer Acquires Licensed Signature Stores in Key Northeast Markets--
-- Reports Second Quarter GAAP EPS of $1.36; Adjusted EPS of $1.44 at Top of Guidance Range--
-- Reiterates Full-Year Adjusted EPS Guidance--

ATLANTA, Aug. 31, 2017 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2017 second quarter ended July 29, 2017.  Consolidated net sales increased to $284.7 million compared to $283.0 million in the second quarter of fiscal 2016. Earnings on a GAAP basis were $1.36 per share in the second quarter of fiscal 2017 compared to $1.44 in the same period of the prior year.  On an adjusted basis, earnings were $1.44 per share in the second quarter of fiscal 2017 compared to $1.48 in the second quarter of fiscal 2016.

Thomas C. Chubb III, Chairman and CEO, commented, “Our dynamic portfolio of strong lifestyle brands continues to differentiate our business and fuel our success in a highly competitive and rapidly evolving consumer marketplace. We are pleased with our second quarter results, particularly for Tommy Bahama, and in the health of each our brands.  The value our brands deliver to customers as well as our continued focus on execution gives us confidence in our ability to achieve our full-year financial, operational and strategic objectives.”

Mr. Chubb continued, “Our retail stores continue to generate a very healthy return on investment. Strong visual merchandising and a clear brand message provide an important point of connection with our consumers and support an opportunity for measured growth as we go forward.  Our confidence in this opportunity is reflected in our acquisition of the “In the Pink” and “Pink Palm” licensed Lilly Pulitzer signature stores. Lilly’s position as a resort lifestyle brand is a competitive advantage and the addition of stores in key resort locations such as Nantucket, Cape Cod and Martha’s Vineyard allows us to further leverage that advantage.”

Mr. Chubb concluded, “While key brick and mortar locations will always be an important point of distribution for each of our brands, our fastest growing channel of distribution is in our e-commerce businesses. We are already a market leader and are keenly focused on maintaining that position as the market evolves into a digital first environment. Our Tommy Bahama, Lilly Pulitzer and Southern Tide brands have distinct competitive advantages as well as talented teams operating within a culture of excellence that brings out their best efforts.  This is, in any environment, a formula for success.”

Consolidated Operating Results

Consolidated net sales in the second quarter of fiscal 2017 increased 1% to $284.7 million.  This modest increase included year over year increases at Tommy Bahama and Southern Tide partially offset by a decrease at Lanier Apparel.  Lilly Pulitzer’s sales were essentially flat with the prior year.

Gross profit in the second quarter increased to $166.0 million compared to $164.8 million in the same period of the prior year. Gross margin in the second quarter of fiscal 2017 was 58.3% compared to 58.2% in the second quarter of fiscal 2016. On an adjusted basis, gross margin expanded to 58.8% compared to 58.2% in the prior year.

In the second quarter of fiscal 2017, SG&A was 46.7% as a percentage of net sales or $132.9 million compared to 45.7% or $129.4 million in the prior year’s second quarter.  The increase in SG&A was primarily due to incremental costs associated with operating additional retail stores and increased incentive compensation.

For the second quarter of fiscal 2017, royalties and other operating income were flat with the prior year at $3.3 million.

Operating income in the second quarter of fiscal 2017 was $36.4 million compared to $38.7 million in the same period of the prior year. On an adjusted basis, operating income was $38.4 million compared to $39.7 million in the second quarter of fiscal 2016.

Interest expense for the second quarter of fiscal 2017 was $0.7 million compared to $1.2 million in the second quarter of fiscal 2016.

Balance Sheet and Liquidity

Inventory decreased 11% to $119.6 million at July 29, 2017 from $133.7 million at the end of the second quarter of fiscal 2016 reflecting lower inventories at Lanier Apparel, Southern Tide and Tommy Bahama.

As of July 29, 2017, the Company had $37.6 million of borrowings outstanding under its $325 million revolving credit agreement compared to $105.9 million at the end of the second quarter of fiscal 2016, with the decrease attributable to strong cash flow from operations.  The Company ended the quarter with $215.3 million of unused availability under its credit agreement.

Outlook for Third Quarter and Fiscal Year 2017

The Company initiated its guidance for the third quarter of fiscal 2017, ending on October 28, 2017.  The Company expects net sales in a range from $240 million to $250 million compared to net sales of $222.3 million in the third quarter of fiscal 2016. Earnings per share on a GAAP basis are expected to be in a range of $0.04 to $0.14 in the third quarter.  On an adjusted basis, earnings per share for the third quarter of fiscal 2017 are expected to be in a range of $0.09 to $0.19. This compares with a third quarter fiscal 2016 loss per share of $0.10 and an adjusted loss per share of $0.07.

The Company has affirmed its adjusted earnings outlook for the full 2017 fiscal year and has revised its GAAP earnings outlook due to the impact of LIFO and purchase accounting. GAAP earnings per share are now expected to be between $3.23 and $3.43. Adjusted earnings per share are expected to be between $3.50 and $3.70. This compares to earnings on a GAAP basis of $3.27 per share and, on an adjusted basis, $3.30 per share in fiscal 2016. The Company expects net sales to grow to between $1.085 billion to $1.105 billion as compared to Fiscal 2016 net sales of $1.023 billion.

The Company’s effective tax rate for fiscal 2017 is expected to approach 39% compared to 37% in the full 2016 fiscal year, with the increase reflecting the unfavorable impact of the vesting of stock awards in the first quarter and a reduction in the utilization of operating loss carryforwards relative to fiscal 2016. Full year interest expense is estimated to be approximately $3.4 million.

Capital expenditures in fiscal 2017, including $18.5 million in the first half of fiscal 2017, are expected to be approximately $50 million, primarily reflecting investments in information technology initiatives, new retail stores and restaurants, and investments to remodel and relocate existing retail stores.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.27 per share payable on October 27, 2017 to shareholders of record as of the close of business on October 13, 2017. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 14, 2017 by dialing (412) 317-6671 access code 9101257.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. The results from the Ben Sherman business, which was sold on July 17, 2015, are reflected as discontinued operations for all periods presented.  Fiscal 2017, which ends February 3, 2018, is a 53-week year.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products, particularly in light of general economic uncertainty; changes in international, federal or state, tax, trade and other laws and regulations, including changes in corporate tax rates, quota restrictions or the imposition of safeguard controls; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store openings and of planned capital expenditures; weather; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; our ability to timely recognize our expected synergies from any acquisitions we pursue; and factors that could affect our consolidated effective tax rate such as the results of foreign operations or stock based compensation. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 28, 2017 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	July 29, 2017	July 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$5,983	$8,192
Receivables, net	59,264	61,081
Inventories, net	119,620	133,662
Prepaid expenses	19,626	22,917
Total Current Assets	$204,493	$225,852
Property and equipment, net	193,668	190,195
Intangible assets, net	174,262	186,565
Goodwill	60,059	50,911
Other non-current assets, net	24,265	23,041
Total Assets	$656,747	$676,564

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$60,332	$58,957
Accrued compensation	25,403	20,689
Other accrued expenses and liabilities	32,757	32,963
Liabilities related to discontinued operations	3,425	—
Total Current Liabilities	$121,917	$112,609
Long-term debt	37,601	105,941
Other non-current liabilities	70,836	68,529
Deferred taxes	15,520	12,620
Liabilities related to discontinued operations	1,507	3,469
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,827	16,769
Additional paid-in capital	132,668	127,595
Retained earnings	264,282	234,142
Accumulated other comprehensive loss	(4,411)	(5,110)
Total Shareholders’ Equity	$409,366	$373,396
Total Liabilities and Shareholders’ Equity	$656,747	$676,564

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter Fiscal 2017	Second Quarter Fiscal 2016	First Half Fiscal 2017	First Half Fiscal 2016
Net sales	$284,709	$282,996	$557,072	$539,231
Cost of goods sold	118,740	118,201	231,693	222,971
Gross profit	$165,969	$164,795	$325,379	$316,260
SG&A	132,911	129,437	266,102	252,936
Royalties and other operating income	3,344	3,332	7,084	7,372
Operating income	$36,402	$38,690	$66,361	$70,696
Interest expense, net	742	1,177	1,672	1,791
Earnings from continuing operations before income taxes	$35,660	$37,513	$64,689	$68,905
Income taxes	12,971	13,638	24,803	24,853
Net earnings from continuing operations	$22,689	$23,875	$39,886	$44,052
Earnings from discontinued operations, net of taxes	—	—	—	—
Net earnings	$22,689	$23,875	$39,886	$44,052

Net earnings from continuing operations per share:
Basic	$1.37	$1.45	$2.41	$2.67
Diluted	$1.36	$1.44	$2.39	$2.65
Earnings from discontinued operations, net of taxes, per share:
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—
Net earnings per share:
Basic	$1.37	$1.45	$2.41	$2.67
Diluted	$1.36	$1.44	$2.39	$2.65
Weighted average shares outstanding:
Basic	16,605	16,515	16,577	16,509
Diluted	16,700	16,623	16,698	16,620
Dividends declared per share	$0.27	$0.27	$0.54	$0.54

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half Fiscal 2017	First Half Fiscal 2016
Cash Flows From Operating Activities:
Net earnings	$39,886	$44,052
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	19,486	19,278
Amortization of intangible assets	1,082	1,120
Equity compensation expense	3,075	3,477
Amortization of deferred financing costs	211	480
Deferred income taxes	1,942	4,985
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(1,336)	5,370
Inventories, net	23,731	12,985
Prepaid expenses	5,298	144
Current liabilities	(9,955)	(18,475)
Other non-current assets, net	22	(714)
Other non-current liabilities	(307)	173
Cash provided by operating activities	$83,135	$72,875
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(614)	(94,960)
Purchases of property and equipment	(18,527)	(24,643)
Other investing activities	—	(2,029)
Cash used in investing activities	$(19,141)	$(121,632)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(163,703)	(304,212)
Proceeds from revolving credit arrangements	109,794	366,178
Deferred financing costs paid	—	(1,385)
Proceeds from issuance of common stock	713	677
Repurchase of equity awards for employee tax withholding liabilities	(2,206)	(1,868)
Cash dividends declared and paid	(9,096)	(9,062)
Cash (used in) provided by financing activities	$(64,498)	$50,328
Net change in cash and cash equivalents	$(504)	$1,571
Effect of foreign currency translation on cash and cash equivalents	155	298
Cash and cash equivalents at the beginning of year	6,332	6,323
Cash and cash equivalents at the end of the period	$5,983	$8,192
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,543	$1,477
Cash paid for income taxes	$18,128	$16,996

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)

AS REPORTED	Second Quarter Fiscal 2017	Second Quarter Fiscal 2016	% Change	First Half Fiscal 2017	First Half Fiscal 2016	% Change
Tommy Bahama
Net sales	$187.6	$184.1	1.9%	$360.1	$346.8	3.8%
Gross profit	$110.0	$108.2	1.7%	$215.1	$207.0	3.9%
Gross margin	58.6%	58.8%		59.8%	59.7%
Operating income	$21.9	$20.6	6.5%	$38.0	$33.9	12.0%
Operating margin	11.7%	11.2%		10.5%	9.8%
Lilly Pulitzer
Net sales	$69.5	$69.7	(0.4)%	$132.8	$134.5	(1.2)%
Gross profit	$46.6	$46.5	0.4%	$88.8	$89.1	(0.4)%
Gross margin	67.1%	66.6%		66.8%	66.3%
Operating income	$21.0	$22.6	(7.3)%	$38.7	$43.4	(11.0)%
Operating margin	30.2%	32.5%		29.1%	32.3%
Lanier Apparel
Net sales	$17.8	$19.5	(8.7)%	$41.2	$46.2	(10.7)%
Gross profit	$6.2	$5.1	20.6%	$13.2	$13.7	(3.8)%
Gross margin	34.5%	26.1%		31.9%	29.7%
Operating income	$0.2	$0.1	150.0%	$1.1	$2.9	(64.2)%
Operating margin	1.1%	0.4%		2.6%	6.4%
Southern Tide
Net sales	$9.4	$9.2	2.6%	$22.0	$10.6	108.3%
Gross profit	$4.5	$3.8	18.5%	$11.0	$4.3	152.6%
Gross margin	47.6%	41.2%		49.8%	41.0%
Operating income	$0.6	$0.0	NM	$2.7	$0.0	NM
Operating margin	6.9%	0.0%		12.5%	0.4%
Corporate and Other
Net sales	$0.4	$0.5	NM	$1.0	$1.2	NM
Gross profit	$(1.3)	$1.3	NM	$(2.7)	$2.1	NM
Operating loss	$(7.3)	$(4.6)	(59.3)%	$(14.1)	$(9.6)	(46.1)%
Consolidated
Net sales	$284.7	$283.0	0.6%	$557.1	$539.2	3.3%
Gross profit	$166.0	$164.8	0.7%	$325.4	$316.3	2.9%
Gross margin	58.3%	58.2%		58.4%	58.7%
SG&A	$132.9	$129.4	2.7%	$266.1	$252.9	5.2%
SG&A as % of net sales	46.7%	45.7%		47.8%	46.9%
Operating income	$36.4	$38.7	(5.9)%	$66.4	$70.7	(6.1)%
Operating margin	12.8%	13.7%		11.9%	13.1%
Earnings from continuing operations before income taxes	$35.7	$37.5	(4.9)%	$64.7	$68.9	(6.1)%
Net earnings from continuing operations	$22.7	$23.9	(5.0)%	$39.9	$44.1	(9.5)%
Net earnings from continuing operations per diluted share	$1.36	$1.44	(5.6)%	$2.39	$2.65	(9.8)%
Weighted average shares outstanding - diluted	16.7	16.6	0.5%	16.7	16.6	0.5%
ADJUSTMENTS
LIFO adjustments(1)	$1.6	$(1.0)		$3.3	$(1.3)
Inventory step-up charges(2)	$0.0	$1.0		$0.0	$1.1
Amortization of Canadian intangible assets(3)	$0.4	$0.4		$0.7	$0.7
Amortization of Southern Tide intangible assets(4)	$0.1	$0.2		$0.1	$0.2
Transaction expenses for acquisitions(5)	$0.0	$0.0		$0.0	$0.8
Distribution center integration charges(6)	$0.0	$0.5		$0.0	$0.5
Impact of income taxes(7)	$(0.6)	$(0.2)		$(1.3)	$(0.5)
Adjustment to net earnings from continuing operations(8)	$1.4	$0.8		$2.8	$1.6

	Second Quarter Fiscal 2017	Second Quarter Fiscal 2016	% Change	First Half Fiscal 2017	First Half Fiscal 2016	% Change
AS ADJUSTED
Tommy Bahama
Net sales	$187.6	$184.1	1.9%	$360.1	$346.8	3.8%
Gross profit	$110.0	$108.2	1.7%	$215.1	$207.0	3.9%
Gross margin	58.6%	58.8%		59.8%	59.7%
Operating income	$22.3	$21.0	6.4%	$38.7	$34.6	11.7%
Operating margin	11.9%	11.4%		10.7%	10.0%
Lilly Pulitzer
Net sales	$69.5	$69.7	(0.4)%	$132.8	$134.5	(1.2)%
Gross profit	$46.6	$46.5	0.4%	$88.8	$89.1	(0.4)%
Gross margin	67.1%	66.6%		66.8%	66.3%
Operating income	$21.0	$22.6	(7.3)%	$38.7	$43.4	(11.0)%
Operating margin	30.2%	32.5%		29.1%	32.3%
Lanier Apparel
Net sales	$17.8	$19.5	(8.7)%	$41.2	$46.2	(10.7)%
Gross profit	$6.2	$5.1	20.6%	$13.2	$13.7	(3.8)%
Gross margin	34.5%	26.1%		31.9%	29.7%
Operating income	$0.2	$0.1	150.0%	$1.1	$2.9	(64.2)%
Operating margin	1.1%	0.4%		2.6%	6.4%
Southern Tide
Net sales	$9.4	$9.2	2.6%	$22.0	$10.6	108.3%
Gross profit	$4.5	$4.7	(5.9)%	$11.0	$5.5	100.5%
Gross margin	47.6%	51.9%		49.8%	51.7%
Operating income	$0.7	$1.6	(54.8)%	$2.9	1.8	57.3%
Operating margin	7.6%	17.3%		13.1%	17.4%
Corporate and Other
Net sales	$0.4	$0.5	NM	$1.0	$1.2	NM
Gross profit	$0.3	$0.3	NM	$0.6	$0.9	NM
Operating loss	$(5.8)	$(5.6)	(3.7)%	$(10.8)	$(10.1)	(6.7)%
Consolidated
Net sales	$284.7	$283.0	0.6%	$557.1	$539.2	3.3%
Gross profit	$167.5	$164.8	1.7%	$328.7	$316.1	4.0%
Gross margin	58.8%	58.2%		59.0%	58.6%
SG&A	$132.5	$128.4	3.1%	$265.2	$250.8	5.8%
SG&A as % of net sales	46.5%	45.4%		47.6%	46.5%
Operating income	$38.4	$39.7	(3.2)%	$70.5	$72.7	(3.1)%
Operating margin	13.5%	14.0%		12.7%	13.5%
Earnings from continuing operations before income taxes	$37.7	$38.5	(2.2)%	$68.8	$71.0	(3.0)%
Net earnings from continuing operations	$24.1	$24.6	(2.3)%	$42.7	$45.6	(6.3)%
Net earnings from continuing operations per diluted share	$1.44	$1.48	(2.7)%	$2.56	$2.74	(6.6)%

	Second Quarter Fiscal 2017	Second Quarter Fiscal 2017	Second Quarter Fiscal 2016	First Half Fiscal 2017	First Half Fiscal 2016
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings (loss) from continuing operations per diluted share:
GAAP basis	$1.36	$1.33 - $1.43	$1.44	$2.39	$2.65
LIFO adjustments(10)	0.06	0.00	(0.04)	0.12	(0.05)
Inventory step-up charges(11)	0.00	0.00	0.04	0.00	0.04
Amortization of recently acquired intangible assets(12)	0.02	0.02	0.03	0.05	0.05
Transaction expenses and integration costs for recent acquisitions(13)	0.00	0.00	0.02	0.00	0.04
As adjusted(8)	$1.44	$1.35 - $1.45	$1.48	$2.56	$2.74

	Third Quarter Fiscal 2017	Third Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
	Guidance(14)	Actual	Guidance(14)	Actual
Net earnings (loss) from continuing operations per diluted share:
GAAP basis	$0.04 - $0.14	$(0.10)	$3.23 - 3.43	$3.27
LIFO adjustments(10)	0.00	(0.04)	0.12	(0.22)
Inventory step-up charges(11)	0.00	0.04	0.00	0.10
Amortization of recently acquired intangible assets(12)	0.03	0.03	0.11	0.10
Transaction expenses and integration costs for recent acquisitions(13)	0.02	0.00	0.03	0.04
As adjusted(8)	$0.09 - $0.19	$(0.07)	$3.50 - $3.70	$3.30

(1) LIFO adjustments represent the impact on cost of goods sold resulting from LIFO accounting adjustments. LIFO adjustments are included in Corporate and Other.
(2) Inventory step-up charges represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the Southern Tide acquisition. These inventory step-up charges are included in cost of goods sold in Southern Tide.
(3) Amortization of Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Amortization of Canadian intangible assets are included in SG&A in Tommy Bahama.
(4) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. Amortization of Southern Tide intangible assets are included in SG&A in Southern Tide.
(5) Transaction expenses for acquisitions represent the transaction costs associated with the Southern Tide acquisition. These transaction expenses for acquisition are included in SG&A in Corporate and Other.
(6) Distribution center integration charges represent the impact resulting from the one-time charges related to transitioning Southern Tide's distribution center functions during the Second Quarter of Fiscal 2016.
(7) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(8) Amounts in columns may not add due to rounding.
(9) Guidance as issued on June 6, 2017.
(10) LIFO adjustments represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(11) Inventory step-up charges represent the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from inventory step-up charges related to the Southern Tide acquisition.
(12) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings from continuing operations per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Southern Tide and Lilly Pulitzer Signature Store acquisitions, as applicable.
(13) Transaction expenses and integration costs for recent acquisitions represents the impact, net of income taxes, on net earnings from continuing operations per diluted share relating to transaction expenses and integration costs incurred principally with the Fiscal 2016 Southern Tide and Fiscal 2017 Lilly Pulitzer Signature Store acquisitions, as applicable, which includes costs associated with distribution center integration, consulting and transition fees and other amounts paid to third parties.
(14) Guidance as issued on August 31, 2017.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2017	5%	4%	—%	—%	—%
Fiscal 2016	(13)%	7%	(6)%	(3)%	(3)%
Fiscal 2015	8%	3%	(5)%	2%	3%
Lilly Pulitzer
Fiscal 2017	(7)%	(6)%	—%	—%	—%
Fiscal 2016	1%	(1)%	12%	2%	2%
Fiscal 2015	20%	41%	27%	13%	27%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2017
Full-price	111	112	111	—	—
Retail-restaurant	17	17	17	—	—
Outlet	40	40	39	—	—
Total	168	169	167	—	—
Fiscal 2016
Full-price	107	109	111	113	111
Retail-restaurant	16	16	16	16	17
Outlet	41	41	41	41	40
Total	164	166	168	170	168

Lilly Pulitzer
Fiscal 2017
Full-price	40	41	50	—	—
Fiscal 2016
Full-price	34	34	37	39	40

Contact: Anne M. Shoemaker
Telephone: (404) 653-1455
Fax: (404) 653-1545
E-mail: InvestorRelations@oxfordinc.com